Exhibit 10.52

AMENDMENT NO. 2
TO SECOND RESTATEMENT OF COAL SALES AGREEMENT

THIS AMENDMENT NO. 2 TO SECOND RESTATEMENT OF COAL SALES AGREEMENT (this “Amendment”) is made as of March 1, 2014, by and between THE FALKIRK MINING COMPANY, a wholly-owned subsidiary of The North American Coal Corporation and an Ohio corporation qualified to do business in North Dakota (“Falkirk”), and GREAT RIVER ENERGY, a Minnesota cooperative corporation (“GRE”).

WITNESSETH:

WHEREAS, Falkirk and GRE have entered into a Second Restatement of Coal Sales Agreement, dated as of January 1, 2007, as amended (the “Coal Sales Agreement”); and
WHEREAS, Falkirk and GRE desire to amend the Coal Sales Agreement as hereinafter provided;
NOW, THEREFORE, it is agreed as follows:
1.Section 2 of the Coal Sales Agreement is amended to add a new Section 2(i) at the end thereof which shall read as follows:

“(i)
All coal used by GRE at Spiritwood Cogeneration Station shall be coal purchased from Falkirk pursuant to this Agreement. The coal required to be purchased by GRE pursuant to this Section 2(i) may be coal directly from Falkirk’s Mine, coal that is recovered and reclaimed pursuant to Section 2(g) above, or coal refined by ProjectCos, but only if the feedstock for such refined coal was coal from Falkirk’s Mine. Commencing in 2015, in the event that GRE does not purchase 483,600 Tons of coal (the “Annual Spiritwood Tonnage”) from Falkirk for use at Spiritwood Cogeneration Station in any year during the term of this Agreement, and GRE uses fuel other than coal from Falkirk in Spiritwood's circulating fluidized bed boiler (the "CFB Boiler"), GRE shall pay to Falkirk an amount equal to the Agreed Profit multiplied by the shortfall in the Annual Spiritwood Tonnage. For example, if GRE purchased 400,000 Tons of coal for Falkirk for use at Spiritwood Cogeneration Station in 2017, and GRE uses fuel other than coal from Falkirk in the CFB Boiler, GRE would pay Falkirk an amount equal to the Agreed Profit multiplied by 83,600. The weight of coal intended for use at Spiritwood shall be determined at the rail load out located adjacent to Coal Creek Station. The weight of all coal that is refined before delivery to Spiritwood shall be adjusted in a manner mutually agreed to by the parties to account for moisture reduction and other weight loss in the refining process so that the adjusted weight is approximately equivalent to the weight of the coal at the point of delivery described in Section 6 of the Coal Sales Agreement.
In the event of force majeure at Spiritwood Cogeneration Station, the Annual Spiritwood Tonnage shall be prorated for the year in which the force majeure occurs by multiplying 483,600 by a fraction, the numerator of which is 365 minus the number of days the force majeure continues, and the denominator of which is 365. For purposes of this Section 2(i), force majeure shall include strikes, labor disputes, fires, accidents, failure of equipment, inability of GRE to obtain necessary equipment by reason of a general short supply thereof, federal and state laws or regulations, or other contingencies, whether of a like or different nature, that are beyond the control of GRE and are not due to its negligence, any of which contingences prevent or interfere with the transportation of coal purchased hereunder to, or the taking of delivery of coal purchased hereunder at, the Spiritwood Cogeneration Station. GRE shall use is best efforts to eliminate any such force majeure.”
2.This Amendment shall terminate if (a) GRE or its affiliates no longer own any portion of Spiritwood Cogeneration Station or the entity which owns Spiritwood Cogeneration Station and (b) GRE has purchased any membership units in Midwest AgEnergy Group, LLC, a Delaware limited liability company, held by North American Coal or its affiliates at a price equal to the greater of (i) the fair market value of such units or (ii) the subscription price paid by the holder for such units. GRE may terminate this Amendment upon North American Coal or its affiliates no longer owning any membership units in Midwest AgEnergy Group, LLC.

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IN WITNESS WHEREOF, the parties hereto, with the intent to be bound, have executed this Amendment as of the day and year first above written.

THE FALKIRK MINING COMPANY

By	/s/ Jay H. Kost
Jay H. Kost
Its	President

Attest	/s/ John D. Neumann
John D. Neumann
Secretary

GREAT RIVER ENERGY

By	/s/ Gregory Ridderbusch
Gregory Ridderbusch
Its	Vice President, Business Development and Strategy

Attest	/s/ Eric J. Olsen
Eric J. Olsen
Assistant Secretary